Exhibit 99.1

AVI Contact:

AVI BioPharma, Inc.

Michael Hubbard (hubbard@avibio.com)

(503) 227-0554

Investor Contacts:

Lippert/Heilshorn & Associates Inc.

Bruce Voss (bvoss@lhai.com)

Jody Cain (jcain@lhai.com)

(310) 691-7100

Press Contact:

Waggener Edstrom Bioscience

Wendy Carhart (wendyc@wagged.com)

(503) 443-7000

For Release 5:30 a.m. PST

Dec. 4, 2003

AVI BioPharma Announces $15 Million Direct Equity Placement

PORTLAND, Ore. — Dec. 4, 2003 — AVI BioPharma, Inc. (Nasdaq: AVII), today announced that it has entered into definitive agreements with several institutional investors for the purchase of 3,246,753 shares of its common stock at $4.62 per share in a direct equity placement for gross proceeds to the company of $15 million. Investors also will receive five-year warrants to purchase 974,026 shares of common stock at an exercise price of $5.50 per share.

In addition, the company has granted the investors additional investment right warrants to purchase up to an additional 1,623,377 shares of common stock at $4.62 per share. The additional investment right warrants are exercisable for 30 trading days after the closing of the transaction.

The securities are being sold pursuant to the company’s effective shelf registration statement.

Rodman & Renshaw, Inc., acted as the exclusive placement agent on the transaction.

The proceeds of the financing will be used to fund AVI’s operations and ongoing clinical programs. AVI is a biopharmaceutical company developing therapies for the treatment of life-threatening diseases, including cardiovascular diseases, infectious diseases and cancer.

“We are pleased to complete this financing in today’s volatile market,” said Denis R. Burger, Ph.D., chief executive officer at AVI. “We continue to broaden our exposure to important institutional investors while enhancing our balance sheet. This transaction will allow us to remain fully focused on our clinical programs and progress in the lab.”

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using two technology platforms: third-generation NeuGene® antisense drugs and cancer immunotherapy. AVI’s lead NeuGene antisense compound is designed to target cell proliferation disorders, including cardiovascular restenosis, cancer and polycystic kidney disease. In addition to targeting specific genes in the body, AVI’s antiviral program uses NeuGene antisense compounds to target single-stranded RNA viruses, including West Nile virus, SARS coronavirus, calicivirus and hepatitis C. AVI’s second technology, AVICINE®, is a therapeutic cancer vaccine with late-stage trials planned for the treatment of pancreatic cancer. More information about AVI is available on the company’s Web site at http://www.avibio.com/.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.